Exhibit 99.1

Tri-S Security Corporation Receives NASDAQ Notice

ATLANTA – August 26, 2008 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced that on August 20, 2008, the Company received notice from the Listing Qualifications Staff of The NASDAQ Stock Market indicating that the Company no longer satisfies the minimum $2.5 million stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, as set forth in Marketplace Rule 4310(c)(3).

The NASDAQ staff requested that the Company provide, on or before September 4, 2008, a plan to achieve and sustain compliance with all requirements for continued listing on The NASDAQ Capital Market, including the time frame for completion of the plan. The Company is preparing its plan for submission to NASDAQ by September 4, 2008. In that regard, the Company initiated a plan to address the equity issue several weeks ago. Among other things, the plan includes the Company’s tender offer for $7,665,000 in 10% Convertible Promissory Notes due 2008, which was filed with the Securities and Exchange Commission on August 20, 2008.

If, after the conclusion of the NASDAQ staff’s review, the staff determines not to accept the Company’s plan of compliance, then the NASDAQ staff will provide the Company with written notification that its securities are subject to delisting from The NASDAQ Capital Market. At that time, the Company would be afforded the opportunity to request a hearing before a NASDAQ Listing Qualifications Panel. In such an event, the Company’s securities would remain listed on NASDAQ pending a decision by the Panel following the hearing.

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities spanning a wide range of industries. Security services include uniformed guards, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance of its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” section set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q filed subsequent thereto. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Tri-S Security Corporation	Investor Relations Counsel
Nicolas V. Chater	Booke and Company, Inc.
Chief Financial Officer	1-212-490-9095
678-808-1540 nchater@trissecurity.com